EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE: AUGUST 10, 2004

MESA LABS REPORTS HIGHER FIRST QUARTER SALES AND EARNINGS AND DECLARES QUARTERLY DIVIDEND

LAKEWOOD, CO — Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported higher sales and earnings for the fiscal first quarter ended June 30, 2004.

For the first quarter of fiscal 2005, net sales increased 13 percent to $2,539,000 from $2,253,000 in the same quarter last year.  Net income for the quarter increased 20 percent to $625,000 or $.20 per diluted share compared to $523,000 or $.17 per diluted share one year ago.  The change in net income from fiscal 2004 to fiscal 2005 was due chiefly to increased sales in the current quarter.

The Company experienced sales increases broadly through its products during the first quarter of the new fiscal year.  Medical products increased 13 percent, Datatrace logging products increased six percent and the Nusonics flow and analyzer products increased by 66 percent.  Domestic sales of medical products and international sales of logging products were especially strong during the quarter.  The higher sales allowed net income to expand at a rate faster than the sales growth. In total, net income exceeded 24 percent of net sales.

During the first quarter of the fiscal year, the Company repurchased 9,593 shares of our common stock under a previously announced buyback plan, and the Company’s cash position increased by $359,000 to $7,127,000.

In other news, Mesa Laboratories, Inc. today announced that its Board of Directors has declared a regular quarterly cash dividend of five cents per share of common stock, payable on September 15, 2004 to shareholders of record at the close of business on September 1, 2004.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2004 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

- FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended June 30
	2004	2003
Net Sales	$2,539,000	$2,253,000
Cost of Goods	936,000	806,000
Gross Profit	1,603,000	1,447,000
Operating Expense	657,000	653,000
Operating Income	946,000	794,000
Other (Income) & Expense	(15,000)	(13,000)
Earnings Before Taxes	961,000	807,000
Income Taxes	336,000	284,000

Net Income	$625,000	$523,000

Earnings Per Share (Basic)	$.20	$.17
Earnings Per Share (Diluted)	$.20	$.17

Average Shares (Basic)	3,071,000	3,077,000
Average Shares (Diluted)	3,171,000	3,158,000

BALANCE SHEETS (Unaudited)

	June 30 2004	March 31 2004
Cash and Short-term
Investments	$7,127,000	$6,768,000
Other Current Assets	4,153,000	3,969,000.
Total Current Assets	11,280,000	10,737,000
Property and Equipment	1,262,000	1,285,000
Other Assets	4,208,000	4,208,000.

Total Assets	$16,750,000	$16,230,000

Liabilities	$977,000	$846,000
Stockholders’ Equity	15,773,000	15,384,000

Total Liabilities and Equity	$16,750,000	$16,230,000

CONTACTS:

Luke R. Schmieder; President-CEO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000